EXHIBIT 21

                          ALLIANT ENERGY CORPORATION
                        SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Alliant Energy Corporation as of December 31, 2001:

Name of Subsidiary                              State of Incorporation
------------------                              ----------------------

IES Utilities Inc.                              Iowa

Wisconsin Power and Light Company               Wisconsin

Interstate Power Company                        Delaware

Alliant Energy Resources, Inc.                  Wisconsin

     Alliant Energy Investments, Inc.           Iowa

     Alliant Energy International, Inc.         Iowa

     Whiting Petroleum Corporation              Delaware